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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

                   NATIONAL WATERWORKS, INC. ANNOUNCES PAYMENT
                      OF DIVIDEND TO ITS COMMON STOCKHOLDER

Waco, Texas - (BUSINESS WIRE) - March 2, 2004 - The Board of Directors of National Waterworks, Inc. (the "Company": NATLWW) has declared a cash dividend in the aggregate amount of $6,113,895.01 (the "Dividend") on the Company's Common Stock, par value $0.01 per share (the "Common Stock"). The Dividend, payable on March 3, 2004, will be paid to the Company's parent, National Waterworks Holdings, Inc. ("Holdings"), which holds all of the Common Stock. Contemporaneously with the declaration of the Dividend, Holdings has declared a cash dividend in the aggregate amount of $6,113,895.01 on Holdings' Class B Common Stock, par value $0.01 per share. Such dividend, payable in the amount of $1.44886 per share will be paid to the holders of Holdings' Class B Common Stock on March 3, 2004.

National Waterworks, Inc. distributes a full line of pipe, fittings, valves, meters, service and repair products, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. Its products are integral to building, repairing, and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure. Through its network of over 130 branches in 36 states, it sells directly to municipalities and to contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects.

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Contacts:       National Waterworks, Inc.
                Thomasville, GA
                Judy Barrow, (229) 227-8611
                judy.barrow@natlww.com